EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”), dated as of October 10, 2013, with an effective date of July 1, 2013 (the “Effective Date”), by and between Torchlight Energy Resources, Inc., a Nevada corporation with principal executive offices at 5700 W. Plano Pkwy, Ste. 3600, Plano, Texas  75093 (the “Company”), and Opal Marketing and Consulting, Inc. with its principal office at 590 West Meadow Road, Evergreen, Colorado  (“Opal”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Opal for management and executive services, and Opal desires to serve the Company in those capacities, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.   Employment. (a)   Services. Opal will be employed by the Company to provide the services of Thomas Lapinski to serve as its Chief Executive Officer (the “Executive”).  For purposes of this agreement, the Executive and Opal will be deemed to be one and the same.  The Executive will report to the Board of Directors of the Company (the “Board”) with primary direction being given by the Company’s Board.  The Executive agrees to perform such services as are consistent with the position of Chief Executive Officer (the “Services”).  The Executive agrees to perform such Services faithfully, to devote all of its working time, attention and energies to the business of the Company, and while remaining employed, not to engage in any other business activity that is in conflict with his duties and obligations to the Company.

(b)   Acceptance. The Executive hereby accepts such employment and agrees to render the Services.

2.   Term.   The Executive’s employment under this Agreement (the "Term") shall commence as of the Effective Date and shall continue until June 30, 2014, unless sooner terminated pursuant to Section 9 of this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of Confidential Information shall continue in effect as specified in Section 5 hereof and survive the expiration or termination hereof. The Term may be extended for additional one (1) year periods upon mutual written consent of Opal and the Board.

3.   Best Efforts; Place of Performance.   The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company, and shall use his best efforts to advance the interests of the Company and shall not during the Term be actively engaged in any other business activity that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon the Company.  The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company subject to reasonable travel requirements on behalf of the Company.

4.   Compensation. As full compensation for the performance by the Executive of the duties under this Agreement, the Company shall pay Opal as follows:

(a)   Base Fees.   The Company shall pay Opal a Base Fee (the “Base Fee”) equal to $180,000 per year. Payment shall be made monthly, on the last day of each calendar month.  Opal will be entitled to increases in Base Fee subject to the following provisions:

a.

Opal will be entitled to an increase of $5,000.00 per month when the Company and its affiliates achieve 500 Barrels of Oil or Gas Equivalent Per Day (BOEPD) in net production to the Company and its affiliates;

b.

Opal will be entitled to an additional increase of $5,000.00 per month when the Company and its affiliates achieve 750 Barrels of Oil or Gas Equivalent Per Day (BOEPD) in net production to the Company and its affiliates; and

c.

Opal will be entitled to an additional increase of $5,000.00 per month when the Company and its affiliates achieve 1000 Barrels of Oil or Gas Equivalent Per Day (BOEPD) in net production to the Company and its affiliates.

Employment Agreement – Page 1

The Company shall also calculate all applicable federal, state and local employment taxes, as well as social security and such other amounts (the “Employment Taxes”) as may be required by law from all amounts paid to Opal and pay to Opal that amount on the last day of each calendar month.  Notwithstanding the foregoing, after six months of the Company commencing ongoing operations, the Board of Directors or any then existing compensation committee of the Board of Directors shall review the Base Fee of the Executive to insure it is consistent with other similarly situation companies within the industry.

(b)   Discretionary Bonus. Opal shall be eligible to receive an additional annual bonus (the “Discretionary Bonus”) in an amount up to 25% of the Base Fees, based upon performance on behalf of the Company during the prior year. Factors to be considered by the Board of Directors shall include, but not be limited to, significant growth in the Company’s market capitalization, the liquidity and performance of the Company’s Common Stock as well as any financing received by the Company from third parties introduced to the Company by Executive.  The Discretionary Bonus shall be payable either as a lump-sum payment or in installments as determined by the Board of Directors of the Company in its sole discretion.  In addition, the Board of Directors of the Company shall annually review the Bonus to determine whether an increase in the amount thereof is warranted. For the purposes of calculating the first year’s bonus, the Effective Date shall be used as the starting point for calculation.

(c)   Withholding. The Company shall not withhold applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 4.  Payment of these any other applicable taxes will be the responsibility of Opal.

(d)   Stock Options.  As additional compensation for the services to be rendered by the Executive pursuant to this Agreement, the Company may grant to the Executive stock options as determined by the Board of Directors in its sole discretion.

(e)   Expenses. The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(f)   Other Benefits. The Executive shall be entitled to all rights and benefits for which he would be eligible under any benefit or other plan (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, stock option plans, bonus plans and other so-called "fringe" benefits) as the Company shall make available to its senior executives from time to time.

(g)   Vacation. The Executive shall, during the Term, be entitled to a vacation of four weeks (4) per annum, in addition to holidays observed by the Company. The Executive shall not be entitled to carry any vacation forward to the next year of employment and shall not receive any compensation for unused vacation days.

5.   Confidential Information.

(a)   The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality.  Accordingly, during and after the Term, Opal and the Executive agree to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, business plans (both current and under development), trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, investments,  credit and financial data, financing methods, or the business and affairs of the Company.  Opal and the Executive agree to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in their possession to the Company upon request and in any event immediately upon termination of employment.

Employment Agreement – Page 2

(b)   Except with prior written authorization by the Company, Opal and the Executive agree not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company.

(c)   The provisions of this Section 5 shall survive any termination of this Agreement.

6.   Non-Competition, Non-Solicitation and Non-Disparagement.

(a)   The Executive understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 6) and the Executive agrees that, during the Term and for a period of twelve (12) months thereafter, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is engaged in any business directly or indirectly competitive with the business of the Company, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, officer, director or shareholder of a Person in a business competitive with the Company within the geographic area of the Company’s business.   The Company acknowledges the need for the Executive to be employed in his profession and will consider whether there is a specific conflict.

(b)   During the Term and for a period of 12 months thereafter, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i)   solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such affiliate; or hire for any purpose any employee of the Company or any affiliate or any employee who has left the employment of the Company or any affiliate within one year of the termination of such employee’s employment with the Company or any such affiliate or at any time in violation of such employee’s non-competition agreement with the Company or any such affiliate; or

(ii)   solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, client or customer of the Company or any of its affiliates where his position will be related to the business of the Company or any such affiliate; or (iii)   solicit or accept the business of any agent, client or customer of the Company or any of its affiliates with respect to products or services similar to those provided or supplied by the Company or any of its affiliates.

(c)   The Company and the Executive each agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of its affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its affiliates.

(d)   In the event that the Executive breaches any provisions of Section 5 or this Section 6 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Sections 5 or 6 and the Executive hereby agrees to account for and pay over such Benefits to the Company.

Employment Agreement – Page 3

(e)   Each of the rights and remedies enumerated in Section 6(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity.  If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions.  If any of the covenants contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.  No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(f)    Notwithstanding any provision contained herein to the contrary, the provisions of this Section 6 shall immediately terminate, shall be void and of no force or effect if (i) the Executive is terminated by the Board of Directors of the Company upon the occurrence of a Change of Control as set forth in Section 8(c) herein or (ii) if the Executive terminates this Agreement pursuant to Section 8(d) herein.

(g)   The provisions of this Section 6 shall survive any termination of this Agreement.

7.   Representations and Warranties by Opal and the Company.

(a)

Opal hereby represents and warrants to the best of its knowledge and belief to the Company as follows:

(i)   Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

(ii) Opal has the full right, power and legal capacity to enter and deliver this Agreement and to perform the duties and other obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of Opal enforceable against Opal in accordance with its terms.  No approvals or consents of any persons or entities are required for Opal to execute and deliver this Agreement or perform its duties and other obligations hereunder.

(b)

The Company hereby represents and warrants to the best of its knowledge and belief to Opal as follows:

(i)   Neither the execution or delivery of this Agreement nor the performance by the Company of its duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation by the Company under any agreement, contract, or other instrument to which the Company is a party or by which it is bound.

(ii) The Company has the full right, power and legal capacity to enter and deliver this Agreement and to perform the duties and other obligations hereunder.  This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.  No approvals or consents of any persons or entities are required for the Company to execute and deliver this Agreement or perform its duties and other obligations hereunder.

Employment Agreement – Page 4

8.   Termination. Opal’s employment hereunder may be terminated as follows:

(a)   Opal’s employment hereunder may be terminated by the Board of Directors of the Company for Cause. Any of the following actions by Opal shall constitute “Cause”:

(i)   The willful failure, disregard or refusal by the Executive to perform his duties hereunder;

(ii)   Any willful, intentional or grossly negligent act by the Executive having the effect of injuring, in a material way (whether financial or otherwise and as determined in good-faith by a majority of the Board of Directors of the Company), the business or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, executive or shareholder of the Company or any of its affiliates;

(iii)   Willful misconduct by the Executive in respect of the duties or obligations of the Executive under this Agreement, including, without limitation, insubordination with respect to directions received by the Executive from the Board of Directors of the Company ;

(iv)   The Executive’s conviction of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea);

(v)   The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, verbal harassment, age, sex or race discrimination), unless the Executive’s actions were specifically directed by the Board of Directors of the Company;

(vi)   Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(vii)   Breach by the Executive of any of the provisions of Sections 5, 6 or 7 of this Agreement; and

(viii)   Breach by the Executive of any provision of this Agreement other than those contained in Sections 5, 6 or 7 which is not cured by the Executive within thirty (30) days after notice thereof is given to the Executive by the Company.

(b)   Opal’s employment hereunder may be terminated by the Board of Directors of the Company due to the Executive’s Disability or Death. For purposes of this Agreement, a termination for “Disability” shall occur when the Board of Directors of the Company has provided a written termination notice to the Executive after the Executive has been unable to substantially perform his duties hereunder for 90 or more consecutive days, or more than 120 days in any consecutive twelve month period, by reason of any physical or mental illness or injury. For purposes of this Section 9(b), the Executive agrees to make himself available and to cooperate in any reasonable examination by a reputable independent physician retained by the Company.

(c)   The Executive’s employment hereunder may be terminated by the Board of Directors of the Company (or its successor) upon the occurrence of a Change of Control.  For purposes of this Agreement, “Change of Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person or his or its affiliate(s) do not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its business and/or assets in one transaction or series of related transactions (other than a merger effected exclusively for the purpose of changing the domicile of the Company).

Employment Agreement – Page 5

(d)   The Executive’s employment hereunder may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) the assignment to the Executive of duties inconsistent with the Executive's position, duties, responsibilities, titles or offices as described herein; (ii) any material reduction by the Corporation of the Executive's duties and responsibilities; or (iii) any reduction by the Corporation of the Executive's compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Corporation, including the Executive, shall not be deemed a reduction of the Executive's compensation package for purposes of this definition).

9.   Compensation upon Termination.

(a)   If the Executive’s employment is terminated as a result of his Death or Disability, the Company shall pay to Opal, as applicable, the Base Fee, Employment taxes and any accrued but unpaid Bonus and expense reimbursement amounts through the date of the Death or Disability. All Stock Options that are scheduled to vest within one calendar year in which such termination occurs shall be accelerated and deemed to have vested as of the termination date.  All Stock Options that have not vested (or been deemed pursuant to the immediately preceding sentence to have vested) as of the date of termination shall be deemed to have expired as of such date.

(b)   If Opal’s employment is terminated by the Board of Directors of the Company for Cause, then the Company shall pay to Opal the Base Fee through the date of termination.  All Stock Options that are vested as of the date of termination shall be retained.  All other Stock Options that have been granted shall be deemed to have expired and terminated as of the date of termination and Opal shall have no further entitlement to any other compensation or benefits from the Company.

(c)   If Opal’s employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control, the Company (or its successor, as applicable) shall continue to pay to Opal the  Base Fee, Employment Taxes, Discretionary Bonus and benefits until the earlier to occur of (1) the end of the Term and (2) the date that is one year following such termination.  All Stock Options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of such date.

(d)   This Section 9 sets forth the only obligations of the Company with respect to the termination of Opal’s employment with the Company, and Opal acknowledges that, upon the termination of its employment, it shall not be entitled to any payments or benefits which are not explicitly provided in Section 9.

(e)

In the event that the employment of Executive is terminated for any reason other than as set forth in Section 8 hereof, then the Executive shall immediately receive upon such termination all of the remaining Base Fee, Employment Taxes, Discretionary Bonus and benefits for the remaining Term of this Agreement.  In addition, all Stock Options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of such date.

(f)   The provisions of this Section 9 shall survive any termination of this Agreement.

10.   Miscellaneous.

(a)   This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, without giving effect to its principles of conflicts of laws.

(b)   Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in Galveston County, TX in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 5 and 6 hereof, the parties hereby irrevocably consent to the exclusive jurisdiction and venue of the federal or state courts located in Galveston County, Texas, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent in accordance with Section 10(g) below.  The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator.  Judgment on the arbitration award may be entered by any court of competent jurisdiction.

Employment Agreement – Page 6

(c)

This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d)

Assignment; Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.  No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto.

(e)   This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)   The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect.  No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)   All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails.  Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

(h)   This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i)   The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(j)   This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(Intentionally left blank)

Employment Agreement – Page 7

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TORCHLIGHT ENERGY RESOURCES, INC.

By:

/s/ John A. Brda

John A. Brda, President

Date:

October 10, 2013

OPAL MARKETING AND CONSULTING SERVICES. INC.

By:

/s/ Thomas Lapinski

Thomas Lapinski

Date:

October 10, 2013

Employment Agreement – Page 8